Filed Pursuant to Rule 424(b)(3)

Registration No. 333-156633

KBS STRATEGIC OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 14 DATED APRIL 6, 2011

TO THE PROSPECTUS DATED MARCH 31, 2010

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT, Inc. dated March 31, 2010, as supplemented by supplement no. 12 dated January 6, 2011 and supplement no. 13 dated March 15, 2011. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	an update regarding the Northridge Center I & II First Mortgage; and

•	an update to the prior performance information in the prospectus.

Update Regarding the Northridge Center I & II First Mortgage

On March 25, 2011, we received a deed-in-lieu of foreclosure on the property securing the Northridge Center I & II First Mortgage and gained control of the property. The property consists of two office buildings containing 188,509 rentable square feet constructed in 1985 and 1989, respectively. The property is located at 365-375 Northridge Road in Atlanta, Georgia. The buildings are currently 49% leased. We do not intend to make significant renovations or improvements in the near term. We believe that the property is adequately insured.

Update to Prior Performance Information

The following information updates, supersedes and replaces the similar prior performance information through December 31, 2009 in the “Prior Performance Summary” section of the prospectus and in Tables I-V incorporated by reference in the prospectus.

PRIOR PERFORMANCE SUMMARY

In January 2006, our sponsors teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I, and in April 2008, our sponsors launched KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II. They are currently sponsoring the initial public offerings of KBS Real Estate Investment Trust III, Inc., which we refer to as KBS REIT III and us, and, together with Legacy Partners Residential Realty LLC and certain of its affiliates, they are sponsoring KBS Legacy Partners Apartment REIT, Inc., which we refer to as KBS Legacy Partners Apartment REIT. As described below, KBS REIT I and KBS REIT II have acquired a diverse portfolio of commercial properties and real estate-related investments and KBS Legacy Partners Apartment REIT is targeting to acquire a diverse portfolio of equity investments in high-quality apartment communities located throughout the United States. KBS REIT III commenced its offering on October 26, 2010 and broke escrow in its offering on March 24, 2011. Our advisor, KBS Capital Advisors, is also the external advisor to KBS REIT I, KBS REIT II, KBS REIT III and KBS Legacy Partners Apartment REIT. Each of these programs is a publicly registered, non-traded REIT.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.1 billion of equity from institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT, and the 14 private real estate funds sponsored by KBS investment advisors as of the 10 years ending December 31, 2010. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS investment advisor. Such entities are not considered “funds” or “programs” as those terms are used in this prospectus.

KBS REIT I

On January 27, 2006, our sponsors launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS REIT I accepted gross offering proceeds of $1.7 billion in its primary initial public offering, and as of December 31, 2010, KBS REIT I had accepted gross offering proceeds of $176.1 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2010, KBS REIT I had approximately 42,000 stockholders. Of the amount raised pursuant to its dividend reinvestment plan, $55.6 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary public offering on May 30, 2008, and KBS REIT I continues to offer shares under its dividend reinvestment plan. See Table I under “Prior Performance Tables” in this supplement for more information regarding KBS REIT I’s initial public offering.

As of December 31, 2010, KBS REIT I owned 22 office buildings, three corporate research buildings, two distribution facilities, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/flex portfolio consisting of four properties and an 80% membership interest in a joint venture that owns a portfolio of 23 institutional quality industrial properties and holds a master lease with a remaining term of 12.25 years with respect to another industrial property (by “institutional quality” we mean properties with certain features (tenancy, location, construction quality, management, functionality, etc.) and benefits that help distinguish them as desirable investments to relatively risk averse, high net worth entities). At December 31, 2010, KBS REIT I’s real estate portfolio was approximately 82% leased. In addition, as of December 31, 2010, KBS REIT I owned four mezzanine real estate loans, two B-Notes, a partial ownership interest in a mezzanine real estate loan, two loans representing senior subordinated debt of a private REIT and three mortgage loans. KBS REIT I also holds two investments in securities directly or indirectly backed by commercial mortgage loans and a preferred membership in a real estate joint venture.

KBS REIT I has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT I has acquired and manages a diverse portfolio of real estate and real estate-related assets. It has diversified the portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, commercial mortgage-backed securities and other similar structured finance investments. With proceeds from its initial public offering and debt financing (as a percentage of its total investments), the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.

KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments as of December 31, 2010, including $34.5 million in acquisition fees and closing costs. As of December 31, 2010, KBS REIT I had used the net proceeds from its initial public offering for real estate properties and real estate-related assets in the amounts of $0.8 billion and $0.8 billion, respectively, and had debt financing on its real estate properties and real estate-related assets in the amounts of $1.2 billion and $0.3 billion, respectively.

As of December 31, 2010, with proceeds from its initial public offering and debt financing, as a percentage of the amount invested (based on purchase price), KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 35% in 22 office properties, 29% in 42 industrial properties and a master lease in another industrial property, 26% in interests in 12 mezzanine loans, 5% in interests in six mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments were made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 40% in 26 properties and a master lease in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 15% in seven properties in the Midwest. All of the real properties purchased by KBS REIT I had prior owners and operators.

During the three years ending December 31, 2010, KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): nine office properties, one industrial property, six mezzanine loans and one mortgage loan. The geographic locations of properties acquired by KBS REIT I during the three years ending December 31, 2010 were as follows (including its investments through a consolidated joint venture): three properties in the East; four properties in the South; and three properties in the West. KBS REIT I funded these investments with a combination of proceeds from its initial public offering and debt financing.

As described in more detail below, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments, KBS REIT I taking title to properties underlying investments in loans that became impaired, the sale of assets and the repayment of debt investments.

KBS REIT I had disposed of two properties as of December 31, 2010 for approximately $71.1 million, including closing costs. See Table V under “Prior Performance Tables” in this supplement. KBS REIT I originally intended to hold its core properties for four to seven years. However, economic and market conditions may influence KBS REIT I to hold its investments for different periods of time, and KBS REIT I currently expects its hold period may last for several more years. In November 2007, the borrowers under a mezzanine loan in which KBS REIT I held a $21 million interest paid off the loan in full, including a spread maintenance premium. Additionally, on September 9, 2010, the borrowers under a mezzanine loan in which KBS REIT I held a $55.0 million interest paid off the loan in full, including a spread maintenance premium. In general, KBS REIT I intends to hold its real estate-related investments to maturity, though economic and market conditions may also influence the length of time that KBS REIT I holds these investments.

KBS REIT I’s primary public offering was subject to the up-front commissions, fees and expenses associated with this offering and KBS REIT I has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I and the operating results of KBS REIT I, see Tables II and III under “Prior Performance Tables” in this supplement.

The KBS REIT I prospectus disclosed that KBS REIT I may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT I does not list its shares of common stock on a national securities exchange by November 2012, its charter requires that KBS REIT I either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached November 2012, none of the actions described in (i) or (ii) above have occurred.

However, KBS REIT I has disclosed that due to the continuing impact of the disruptions in the financial markets on the values of KBS REIT I’s investments, it is increasingly likely that KBS REIT I will postpone such a liquidity event in order to improve the prospects for investors to have their capital returned and to realize a profit on their investment, likely through sales of individual or pooled assets.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT I’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The continued disruptions in the financial markets and deteriorating economic conditions have adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its financial statements and recognized impairments related to a limited number of assets.

On a quarterly basis, KBS REIT I evaluates its real estate securities for impairment. KBS REIT I reviews the projected future cash flows under these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on KBS REIT I’s quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated and the present value of the revised cash flows is less than the present value previously estimated, an other-than-temporary impairment is deemed to have occurred. KBS REIT I recognized an other-than-temporary impairment related to its real estate securities of $5.1 million for the year ended December 31, 2009 and a $50.1 million impairment related to its real estate securities for the year ended December 31, 2008. Continued stress in the economy in general and the CMBS market in particular could result in additional other-than-temporary impairments on the fixed rate securities in the future. During the year ended December 31, 2010, KBS REIT I did not recognize any other-than-temporary impairments on its real estate securities.

With respect to its loan portfolio, KBS REIT I considers a loan held for investment to be impaired when it becomes probable, based on current information, that it will be unable to collect all amounts estimated to be collected at the time of acquisition. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to (i) the present value of the expected cash flows discounted at the loan’s effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral. Since inception, KBS REIT I has invested approximately $1.1 billion in real estate-related loans. As of December 31, 2010, KBS REIT I has recorded $79.7 million of asset-specific loan loss reserves related to its investments in the Sandmar Mezzanine Loan, the Artisan Mezzanine Loan, its subordinated debt investment in Petra Fund REIT Corp. and the 2600 Mezzanine Loan. During the year ended December 31, 2010, KBS REIT I also charged-off $18.5 million of reserves for loan losses related to the Tribeca Loans in conjunction with KBS REIT I’s foreclosure on the underlying project and $5.2 million of reserves for loan losses related to KBS REIT I’s foreclosure on the 200 Professional Drive Loan Origination. Prior to 2010, KBS REIT I charged-off $19.0 million of reserves for loan losses related to the foreclosure of the 18301 Von Karman Loans. KBS REIT I also charged off $153.2 million of reserves for loan losses related to its investment in the Arden Portfolio Mezzanine Loans, for which it received a preferred membership interest in the entity that owns the Arden Portfolio.

During the year ended December 31, 2010, KBS REIT I recognized an impairment charge on real estate of $123.5 million with respect to 17 properties within the National Industrial Portfolio joint venture to reduce the carrying value of these properties to their estimated fair values. KBS REIT I holds an 80% membership interest in the joint venture and consolidates the joint venture in its financial statements. This joint venture, referred to as the National Industrial Portfolio, owns 23 industrial properties and holds a master lease with respect to another industrial property. KBS REIT I disclosed that it is unlikely that it will be able to refinance or extend the mortgage and mezzanine loans secured by the National Industrial Portfolio upon their fully-extended maturities in August 2012, and it may not meet the requirement to exercise the final loan extensions in August 2011. As a result, KBS REIT I may be forced to relinquish the assets to the lenders at some point prior to or concurrent with the final maturities in August 2012. In the event KBS REIT I relinquishes the assets to the lenders, KBS REIT I would record a gain on extinguishment of the debt equal to the difference between the carrying amount of the debt at that time ($439.5 million as of December 31, 2010) and the carrying value of the collateral at that time ($320.7 million as of December 31, 2010).

In the future, especially given the current market instability, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

As a result of the above factors, reductions in benchmark interest rates and their resulting impact on interest income on KBS REIT I’s variable-rate loans receivable and the general impact of current economic conditions on rental rates, occupancy rates and property cash flows, on June 4, 2009, the KBS REIT I board of directors declared a July 2009 distribution at an annualized rate of 5.25% (based on a purchase price of $10.00 per share in its initial public offering). The prior annualized distribution rate was 7% (based on a purchase price of $10.00 per share in its initial public offering). These and other factors could result in further decreases in the distribution rate in future periods.

On December 2, 2010, the board of directors of KBS REIT I approved an estimated value per share of KBS REIT I’s common stock of $7.32 based on the estimated value of KBS REIT I’s assets less the estimated value of its liabilities divided by the number of shares outstanding, all as of September 30, 2010. KBS REIT I provided this estimated value per share to assist broker-dealers that participated in its initial public offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340(c)(2) as required by FINRA . The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors. As with any valuation methodology, KBS Capital Advisors’ methodology was based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could have derived a different estimated value per share, and such differences could be significant. The estimated value per share does not represent the fair value of KBS REIT I’s assets less its liabilities according to U.S. generally accepted accounting principles, nor does it represent a liquidation value of KBS REIT I’s assets and liabilities or the price at which KBS REIT I’s shares of common stock would trade on a national securities exchange. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future.

Due to the level of share redemption requests already received in 2009 and the amounts KBS REIT I had budgeted from net proceeds from the dividend reinvestment plan for capital expenditures, tenant improvement costs and other funding obligations, on March 25, 2009, KBS REIT I amended and restated its share redemption program. Pursuant to the amended and restated share redemption program, and in addition to the other limitations in the plan, KBS REIT I limits ordinary redemptions to the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year less amounts it deems necessary from such proceeds to fund current and future capital expenditures, tenant improvements and other costs and obligations related to its investments. Based on budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” KBS REIT I has not had funds available for redemption since the April 2009 redemption date and has disclosed it does not expect to have funds available for redemption in 2011. The KBS REIT I board of directors will revisit its determination if circumstances change during the year.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT I, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT I are also available on its web site at www.kbsreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT I are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT I files electronically as KBS Real Estate Investment Trust, Inc. with the SEC.

KBS REIT II

On April 22, 2008, our sponsors launched the initial public offering of KBS REIT II, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2010, KBS REIT II had accepted aggregate gross offering proceeds of approximately $1.8 billion, including $66.5 million issued pursuant to its dividend reinvestment plan, from approximately 50,000 investors. Of the amount raised pursuant to its dividend reinvestment plan, $23.2 million has been used to fund share redemptions pursuant to its share redemption program as of December 31, 2010. KBS REIT II ceased offering shares in its primary public offering on December 31, 2010, and KBS REIT II continues to offer shares under its dividend reinvestment plan. See Table I under “Prior Performance Tables” in this supplement for more information regarding KBS REIT II’s initial public offering.

As of December 31, 2010, KBS REIT II owned 17 real estate properties (consisting of 14 office properties, one office/flex property and two industrial properties) and a leasehold interest in one industrial property encompassing 7.5 million rentable square feet. At December 31, 2010, the portfolio was approximately 96% occupied. In addition, KBS REIT II owned six real estate loans receivable.

KBS REIT II has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate or real estate-related assets involve similar assessments of the risks and rewards of operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS REIT II intends to acquire and manage a diverse portfolio of real estate and real estate-related assets. It plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. Based on KBS REIT II’s investments to date, KBS REIT II expects to allocate between 80% and 90% of its portfolio to investments in core properties and between 10% and 20% of its portfolio to other real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. Though this is its target portfolio, KBS REIT II’s portfolio may vary from its expected composition to the extent that KBS Capital Advisors presents KBS REIT II with good investment opportunities that allow it to meet the REIT requirements under the Internal Revenue Code.

KBS REIT II used the net proceeds from its initial public offering and debt financing to purchase or fund $2.3 billion of real estate and real estate-related assets as of December 31, 2010, including $28.9 million in acquisition and origination fees and closing costs. As of December 31, 2010, KBS REIT II had used the net proceeds from its initial public offering for the acquisition of real estate properties and real estate-related assets in the amounts of $1.1 billion and $325.2 million, respectively, and had debt financing on its real estate properties in the amount of $828.2 million. On November 22, 2010, KBS REIT II originated a first mortgage loan in the amount of $175.0 million and on November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of this loan. The acquisition amounts presented herein do not include the 50% participation interest KBS REIT II sold. However, KBS REIT II paid an origination fee on this 50% participation interest and the origination fees presented herein include such amount paid.

As of December 31, 2010, with proceeds from its initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS REIT II had invested in the following types of assets: 81% in 14 office properties, 8% in four mortgage loans, 4% in participation in a mortgage loan, 3% in an A-Note, 2% in an office/flex property, 1% in two industrial properties, and 1% in a leasehold interest. All of KBS REIT II’s real property investments have been made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT II’s investments in real properties were as follows: 37% in two properties in the Midwest, 27% in seven properties in the West, 26% in four properties in the East, and 10% in five properties in the South. All of the real properties purchased by KBS REIT II had prior owners and operators.

Other than its investment in CMBS, which KBS REIT II acquired and sold in 2009, and a 50% participation interest with respect to one of the mortgage loans it originated, KBS REIT II has not sold any assets. KBS REIT II intends to hold its core properties for four to seven years, though economic and market conditions may influence KBS REIT II to hold its investments for different periods of time. KBS REIT II generally intends to hold its real estate-related investments until maturity, though the hold period will vary depending upon the type of asset, interest rates and economic and market conditions. See Table V under “Prior Performance Tables” in this supplement for more information regarding KBS REIT II’s sale of CMBS.

KBS REIT II’s primary offering was subject to the up-front commissions, fees and expenses associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT II and the operating results of KBS REIT II, see Tables II and III under “Prior Performance Tables” in this supplement.

The KBS REIT II prospectus discloses that KBS REIT II may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT II does not list its shares of common stock on a national securities exchange by March 2018, its charter requires that KBS REIT II either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached March 2018, none of the actions described in (i) or (ii) above have occurred.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT II’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS REIT II charter would not require KBS REIT II to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT II could continue to operate as before. If KBS REIT II sought and obtained stockholder approval of its liquidation, KBS REIT II would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT II, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT II are also available on its web site at www.kbsreitii.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT II are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT II files electronically as KBS Real Estate Investment Trust II, Inc. with the SEC.

KBS Legacy Partners Apartment REIT

On March 12, 2010, our sponsors, together with Legacy Partners Residential Realty LLC and certain of its affiliates, launched the initial public offering of KBS Legacy Partners Apartment REIT, a publicly registered, non-traded REIT. Its primary initial public offering is for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2010, KBS Legacy Partners Apartment REIT had accepted aggregate gross offering proceeds of approximately $3.4 million from approximately 87 investors. No amounts have been used to fund share redemptions pursuant to its share redemption program. KBS Legacy Partners Apartment REIT’s primary offering is expected to last until March 12, 2012, although it may extend the offering.

As of December 31, 2010, KBS Legacy Partners Apartment REIT has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate or real estate-related assets involve similar assessments of the risks and rewards of operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

KBS Legacy Partners Apartment REIT intends focus its investment activities on, and use the proceeds of its offering principally for, investment in and management of a diverse portfolio of equity investments in high quality apartment communities located throughout the United States. It plans to diversify its portfolio by investment type and investment risk, as well as by other factors, with the goal of attaining a portfolio of income-producing properties that provide attractive and stable returns to its investors. KBS Legacy Partners Apartment REIT intends to make the majority of its equity investments in investment types that have relatively low investment risk characteristics.

KBS Legacy Partners Apartment REIT intends to allocate between 70% and 80% of its portfolio to investments in core apartment communities, which are high-quality, well-positioned, existing properties producing rental income, generally with at least 85% occupancy. Such properties are generally newer properties that are well-located in major urban or suburban submarkets. Core apartment communities generally have fewer near-term capital expenditure requirements (with minor deferred maintenance or cosmetic improvements, if any, required) and have the demonstrated ability to produce high occupancies and stable cash flows. As a result, core apartment communities tend to have a relatively low investment risk profile.

KBS Legacy Partners Apartment REIT intends to allocate between 20% and 30% of its portfolio to investments in value-added and opportunity-oriented properties at various phases of leasing, development, redevelopment or repositioning. These properties are higher-yield and higher-risk investments than core properties and may experience short-term decreases in income during the lease-up, redevelopment or repositioning phase. Examples of value-added properties include: properties with moderate vacancies, poorly managed and positioned properties and properties owned by distressed sellers. Examples of opportunity-oriented properties include properties under development or construction. Properties that need to be redeveloped or repositioned may require minor or even major construction activity. Construction and development activities may expose KBS Legacy Partners Apartment REIT to risks such as cost overruns, carrying costs of projects under construction and development, builder’s ability to build in conformity with plans and specifications, availability and costs of materials and labor, inability to obtain tenants, weather conditions and government regulation. Because of these risks, it will seek to acquire such properties only if its sponsors believe that there is long-term growth potential of the investment after the necessary lease-up, redevelopment or repositioning is complete.

KBS Legacy Partners Apartment REIT may make its investments through the acquisition of individual assets or by acquiring portfolios of assets or make equity investments in REITs and other real estate companies with investment objectives similar to it. KBS Legacy Partners Apartment REIT does not expect its non-controlling equity investments in other public companies to exceed 5% of the proceeds of its offering, assuming its sells the maximum offering amount, or to represent a substantial portion of its assets at any one time.

Though this is its target portfolio, KBS Legacy Partners Apartment REIT’s portfolio may vary from its expected composition to the extent that KBS Capital Advisors presents KBS Legacy Partners Apartment REIT with good investment opportunities that allow it to meet the REIT requirements under the Internal Revenue Code.

On October 26, 2010, KBS Legacy Partners Apartment REIT made its first investments and acquired a 453,178 square foot Class A apartment complex, containing 504 units located in Irving, Texas. The purchase price of Legacy at Valley Ranch was $36.1 million plus closing costs. At December 31, 2010, Legacy at Valley Ranch was 95% occupied. As of December 31, 2010, this was the only property that KBS Legacy Partners Apartment REIT owned. KBS Legacy Partners Apartment REIT funded this investment with proceeds from debt financing. This property had a prior owner and operator.

KBS Legacy Partners Apartment REIT is subject to the up-front commissions, fees and expenses associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. See Table II under “Prior Performance Tables” in this supplement.

The KBS Legacy Partners Apartment REIT prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Legacy Partners Apartment REIT does not list its shares of common stock on a national securities exchange by January 31, 2020, its charter requires that KBS Legacy Partners Apartment REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached January 31, 2020, none of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS Legacy Partners Apartment REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Legacy Partners Apartment REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Legacy Partners Apartment REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Legacy Partners Apartment REIT charter would not require KBS Legacy Partners Apartment REIT to list or liquidate, and the company could continue to operate as before. If KBS Legacy Partners Apartment REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Legacy Partners Apartment REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS Legacy Partners Apartment REIT, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS Legacy Partners Apartment REIT are also available on its web site at www.kbslegacyreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS Legacy Partners Apartment REIT are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS Legacy Partners Apartment REIT files electronically as with KBS Legacy Partners Apartment Real Estate Investment Trust, Inc. with the SEC.

KBS REIT III

On October 26, 2010, our sponsors launched the initial public offering of KBS REIT III, a publicly registered, non-traded REIT. Its primary initial public offering is for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS REIT III received sufficient gross proceeds to satisfy the minimum offering amount and broke escrow in its offering on March 24, 2011. The KBS REIT III prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS REIT III does not list its shares of common stock on a national securities exchange by September 30, 2020, its charter requires that KBS REIT III either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. None of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS REIT III were to determine that liquidation is not then in the best interests of its stockholders, KBS REIT III’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT III sought and failed to obtain stockholder approval of its liquidation, the KBS REIT III charter would not require KBS REIT III to list or liquidate, and the company could continue to operate as before. If KBS REIT III sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS REIT III’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Private Programs

During the 10-year period ending December 31, 2010, KBS investment advisors managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2010 used private REITs to structure the ownership of some of their investments.

Seven of the 14 private real estate funds managed by KBS investment advisors raised approximately $375.6 million of equity capital from 11 institutional investors during the 10-year period ending December 31, 2010. The institutional investors investing in the private funds include public and corporate pension funds, endowments and foundations. See Table I and Table II under “Prior Performance Tables” in this supplement for more information regarding the experience of our sponsors in raising funds from investors. During this 10-year period, seven of the 14 private funds managed by KBS investment advisors did not raise any capital as they had completed their respective offering stages and the remaining seven private funds bought new assets with the capital that they raised.

During the 10-year period ending December 31, 2010, KBS investment advisors acquired 25 real estate investments and invested over $732.6 million in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the seven private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these seven private funds.

Each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2010 have or had (six of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.

For each of the private funds, the KBS investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS investment advisor typically diversified the portfolios of the private funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private funds have involved commercial properties. The chart below shows amounts invested (based on purchase price) by property type, during the 10-year period ending December 31, 2010, by KBS investment advisors on behalf of the private funds.

KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY PROPERTY TYPE

The KBS investment advisors for the private funds also sought to diversify the investments of the funds by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ending December 31, 2010. KBS investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private funds were within the United States.

KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY REGION

In seeking to diversify the portfolios of the private funds by investment risk, KBS investment advisors have purchased both low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private funds had prior owners and operators.

During the three years ending December 31, 2010, KBS investment advisors have invested in the following assets on behalf of the private funds: three office properties and one industrial property. The geographic locations of the properties acquired by these private funds during the three years ending December 31, 2010 were as follows: one property in the South, one property in the West and two properties in the East. Debt financing was used in acquiring two of these properties.

As stated above, during the 10-year period ending December 31, 2010, KBS investment advisors have invested over $732.6 million (including equity, debt and reinvestment of income and sales proceeds) for its clients through seven private funds. Of the properties acquired during the 10-year period ending December 31, 2010, KBS investment advisors had sold three properties on behalf of these seven private funds, which represents 4% of all properties these seven private funds had acquired during this period. These seven funds also sold 33 properties during the 10-year period ending December 31, 2010 that had been acquired before January 1, 2001. During the 10-year period ending December 31, 2010, KBS investment advisors sold another 67 properties on behalf of the remaining seven funds that had acquired properties prior to January 1, 2001. KBS investment advisors continue to actively manage the unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with KBS affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. Historically a majority of the private funds paid (i) asset management fees; (ii) acquisition fees; and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

For more information regarding the fees paid to KBS affiliates by these private funds and the operating results of these private funds, please see Tables II and III under “Prior Performance Tables” in this supplement. Two of the 10 private funds in Table II, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets, and both of these funds are in their liquidation stage. The incentive fees for the remaining eight private funds represented in Table II, which we refer to as Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07, are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the private funds. Two of the private funds with back-end fees based on participation interests (Commingled Account 12/96 and Separate Account 10/97) are in their liquidation stage.

Adverse changes in general economic conditions have occasionally affected the performance of the private funds. For example, in the mid-1990s, in an effort to take advantage of what the KBS investment advisors believed was attractive, discounted portfolio pricing, five of the private funds invested in real estate portfolios in the Southwest, primarily in Arizona and Texas. These portfolios were composed principally of smaller Class B buildings. The recession, beginning around 1999, resulted in more business failures among smaller tenants typical to Class B buildings. This resulted in higher vacancy rates for these buildings and in the funds investing additional capital to cover the costs of re-letting the properties. The private funds also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition. The five private funds that made such investments were Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99, Separate Account 10/97 and Separate Account 12/98. Also in the late 1990s, three private funds, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 12/98, made investments in real estate located in the Northeast, primarily in Massachusetts. At that time, this area had a high concentration of tenants that were technology companies. While the private funds did not have a significant number of technology companies as their tenants, the collapse of the dot-com market did result in a significant amount of office-building space being returned to the marketplace, increasing vacancy rates and substantially lowering market rents. As a result, rental rates on newly leased space and renewals in the buildings owned by these funds decreased. The area’s higher vacancy rates also increased the period of time it took the KBS investment advisors to get the properties to the planned stabilized occupancy level for disposition. These adverse market conditions reduced the distributions made by these private funds and may cause the total returns to investors to be lower than they otherwise would. Separate Account 12/98 is still in its operating stage. The other four funds (Commingled Account 12/96, Separate Account 10/97, Commingled Account 6/98 and Commingled Account 6/99) are currently in their liquidation stage. However, the reduction in availability of financing and the recent deterioration of general economic conditions has led to a more difficult environment for selling properties and other real estate assets. As a result, over the past 24 months, our sponsors’ prior programs that are liquidating their assets have needed more time to sell their assets than they have historically required.

For more information regarding the operating results of the private funds sponsored by KBS investment advisors, information regarding the results of the completed funds and information regarding the sales or disposals of properties by these private funds, please see Tables III, IV and V under “Prior Performance Tables” in this supplement.

PRIOR PERFORMANCE TABLES

The tables presented in this section provide summary unaudited information related to the historical experience of KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT and the private real estate funds sponsored by KBS investment advisors. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately-held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The information in this section should be read together with the summary information in this supplement under “Prior Performance Summary.” The following tables are included in this section:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs;

•	Table IV – Results of Completed Programs; and

•	Table V – Sales or Disposals of Properties.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of our sponsors and KBS investment advisors in raising and investing funds for programs that have had offerings close during the three years ended December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied. Each of the programs presented have investment objectives similar to ours. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount raised for each program.

	SEPARATE	SEPARATE
	ACCOUNT	ACCOUNT	KBS	KBS
	10/06	1/07	REIT I	REIT II
Dollar amount offered	$47,974,000	$101,290,000	$2,000,000,000	$2,000,000,000

Dollar amount raised	$47,974,000	$101,290,000	$1,703,098,000	$1,716,705,000

Percentage amount raised	100.0%	100.0%	85.2%	85.8%

Percentage available for investment before offering expenses and reserves	100.0%	100.0%	100.0%	100.0%
Less offering expenses:
Selling commissions and dealer manager fees	-	-	9.1%	9.2%
Organizational and offering expenses	-	-	1.0%	1.1%
Reserves	-	-	-	-

Percentage available for investment after offering expenses and reserves	100.0%	100.0%	89.9%	89.7%

Acquisition costs:
Prepaid items and fees related to purchase of property	-	-	-	-
Purchase price (cash down payment) (1)	239.1%	182.8%	176.2%	132.1%
Acquisition and origination fees (2)	2.4%	1.8%	1.3%	1.1%
Other capitalized costs (3)	0.9%	1.1%	0.9%	0.9%

Total acquisition costs (includes mortgage financing) (4)	242.4%	185.7%	178.4%	134.1%

Percent leveraged (5)	69.1%	50.6%	48.7%	36.0%

Date offering began	(6)	(7)	01/27/2006 (8)	7/12/07 (9)
Length of offering (in months)	(6)	(7)	28 (8)	32 (9)
Months to invest 90% of amount available for investment	(6)	(7)	31 (8)	(9)

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) “Purchase price (cash down payment)” includes both debt- and equity-financed payments. See the “Percent leveraged” line for the approximate percentage of the purchase price financed with mortgage or other debt.

(2) Represents acquisition and origination fees as if they were calculated as a percentage of dollar amounts raised. Acquisition and origination fees of these programs are calculated as a percentage of purchase price (including leverage used to fund the acquisition or origination) plus other acquisition and origination expenses and are paid to the KBS sponsor.

(3) Other capitalized costs include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total acquisition costs include the cash down payment, acquisition and origination fees, acquisition and origination expenses and mortgage or other financing.

(5) “Percent leveraged” represents financing outstanding as of December 31, 2010 divided by total acquisition or origination cost for properties and other investments acquired.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2010.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made four separate investments through December 2010.

(8) KBS REIT I is a publicly-registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and terminated its primary offering on September 17, 2008 upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary – KBS REIT I” in this supplement, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments, KBS REIT I taking title to properties underlying investments in loans that became impaired, the sale of assets and the repayment of debt investments.

(9) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. KBS REIT II ceased offering shares of common stock in its primary offering on December 31, 2010 and terminated its primary offering on March 22, 2011 upon the completion of review of subscriptions submitted in accordance with its processing procedures. Through December 31, 2010, KBS REIT II had not invested 90% of the amount available for investment. KBS REIT II continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT II acquired 17 real estate properties, a leasehold interest in one industrial property, and six real estate loans receivable and an investment in real estate securities through December 2010.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2010 in connection with 1) each program sponsored by our sponsors or a KBS investment advisor that had offerings close during this period and 2) all other programs that have made payments to KBS affiliates during this period. All of the programs represented in the table below have or had investment objectives similar to ours. All figures are as of December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Commingled	Commingled	Commingled	Separate	Separate	Separate	Separate	Separate	Separate	Separate				KBS LEGACY (17)
	Account	Account	Account	Account	Account	Account	Account	Account	Account	Account	KBS		KBS
	12/96 (5)	6/98 (6)	6/99 (7)	10/97 (8)	12/98 (9)	6/05 (10)	8/05 (11)	5/06 (12)	10/06 (13)	01/07 (14)	REIT I (15)		REIT II (16)
Date offering commenced	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)	(13)	(14)	(15)		(16)	(17)
Dollar amount raised	$266,125,050	$216,650,000	$187,000,000	$153,017,000	$210,968,000	$81,043,000	$51,680,000	$50,012,000	$47,974,000	$101,290,000	$1,703,098,000		$1,716,705,000	$3,417,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees (1)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$21,852,000		$42,736,000	$92,000
Acquisition fees:
- real estate commissions	-	-	-	-	-	-	-	-	-	-	-		-	-
- advisory fees (2)	-	-	-	-	-	38,000	38,000	35,000	52,000	1,199,000	9,686,000		18,932,000	506,000
- other	-	-	-	-	-	-	-	-	-	-	-		-	-
Other	-	-	-	-	-	-	-	-	-	-	-		-	-
Dollar amount of cash generated from operations before deducting payments to sponsors	$11,738,000	$4,486,000	$7,716,000	$(847,000)	$4,690,000	$14,232,000	$12,322,000	$11,464,000	$13,353,000	$15,085,000	$324,385,000		$109,674,000	$(474,000)
Amount paid to sponsor from operations:
Property management fees (3)	$1,985,000	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-		$-	$-
Partnership and asset management fees	1,316,000	546,000	975,000	145,000	600,000	3,533,000	3,569,000	3,630,000	3,504,000	2,839,000	56,081,000	(18)	15,344,000	67,000
Reimbursements	-	-	-	-	-	-	-	-	-	-	-		-	-
Leasing commissions (3)	1,379,000	-	-	-	-	-	-	-	-	-	-		-	-
Construction management fees (3)	13,000	-	-	-	-	-	-	-	-	-	-		-	-
Loan servicing fees	-	-	-	-	-	-	-	-	-	-	-		-	-
Dollar amount of property sales and refinancing before deducting payments to sponsors (4)
- cash	$59,926,000	$77,414,000	$70,193,000	$25,870,000	$11,457,000	$17,878,000	$1,326,000	$-	$1,811,000	$-	$116,663,000		$-	$-
- notes	-	-	-	-	-	-	-	-	-	-	-		-	-
Amounts paid to sponsor from property sales and refinancing:
-Real estate commissions (3)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-		$-	$-
-Disposition fees	-	281,000	255,000	-	-	-	-	-	-	-	726,000		-	-
- Incentive fees	-	-	-	-	-	-	-	-	-	-	-		-	-
- Other	-	-	-	-	-	-	-	-	-	-	-		-	-

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Underwriting fees include (i) dealer manager fees paid to the KBS-affiliated dealer manager that are not reallowed to participating broker-dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS-affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of the respective program, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS-affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker-dealers paid for by the KBS-affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS-affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS-affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers.

(2) Advisory fees are acquisition fees and origination fees that are calculated as a percentage of purchase price (including any debt used to fund the acquisition or origination) plus acquisition or origination expenses and are paid to the KBS sponsor. Separate Account 06/05, Separate Account 08/05, Separate Account 05/06, Separate Account 10/06 and Separate Account 01/07 also pay fees on amounts subsequently funded for capital improvements, tenant improvement costs and allowance and leasing costs, and these fees are included under advisory fees for these funds.

(3) Fees paid to parties affiliated with the general partner of the program.

(4) Dollar amount of property sales and refinancing represents capital from property sales and refinancings that were used to make distributions to investors.

(5) This program made payments to KBS affiliates during the three years ended December 31, 2010; however, it did not close any offerings during this period. Commingled Account 12/96 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1996.

(6) This program made payments to KBS affiliates during the three years ended December 31, 2010; however it did not close any offerings during this period. Commingled Account 6/98 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 1998.

(7) This program made payments to KBS affiliates during the three years ended December 31, 2010; however, it did not close any offerings during this period. Commingled Account 6/99 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. The account made its first investment in June 1999.

(8) This program made payments to KBS affiliates during the three years ended December 31, 2010; however, it did not close any offerings during this period. Separate Account 10/97 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 1997.

(9) This program made payments to KBS affiliates during the three years ended December 31, 2010; however, it did not close any offerings during this period. Separate Account 12/98 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1998.

(10) This program made payments to KBS affiliates during the three years ended December 31, 2010; however, it did not close any offerings during this period. Separate Account 6/05 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 2005.

(11) This program made payments to KBS affiliates during the three years ended December 31, 2010; however, it did not close any offerings during this period. Separate Account 8/05 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 2005.

(12) This program made payments to KBS affiliates during the three years ended December 31, 2010; however, it did not close any offerings during this period. Separate Account 5/06 represents a single client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in September 2006.

(13) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. This program made its first investment in November 2006. The program has made a total of four separate investments through December 2010. For more information about this program’s experience in raising capital, see Table I.

(14) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor This program made its first investment in March 2008. The program has made four separate investments through December 2010. For more information about this program’s experience in raising capital, see Table I.

TABLE II

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(15) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and terminated its primary offering on September 17, 2008 upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary – KBS REIT I” in this supplement, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments, KBS REIT I taking title to properties underlying investments in loans that became impaired, the sale of assets and the repayment of debt investments. For more information about this program’s experience in raising capital, see Table I.

(16) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. KBS REIT II ceased offering shares of common stock in its primary offering on December 31, 2010 and terminated its primary offering on March 22, 2011 upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT II continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT II acquired 17 real estate properties, a leasehold interest in one industrial property, and six real estate loans receivable and an investment in real estate securities through December 2010. For more information about this program’s experience in raising capital, see Table I.

(17) KBS Legacy Partners Apartment REIT is a publicly registered, non-traded REIT. KBS Legacy Partners Apartment REIT launched its initial public offering on March 12, 2010 and commenced real estate operations in October 2010 upon the acquisition of one apartment complex. On December 9, 2010, KBS Legacy broke escrow in its initial public offering. From commencement of its offering through December 31, 2010, KBS Legacy Partners Apartment REIT had sold 347,447 shares in its ongoing initial public offering for gross offering proceeds of $3.4 million. As of December 31, 2010, KBS Legacy Partners Apartment REIT had acquired one apartment complex.

(18) As of December 31, 2010, this program had incurred but unpaid performance fees totaling $5.4 million.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of programs sponsored by our sponsors and KBS investment advisors that have had offerings close during the five years ended December 31, 2010. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these programs has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 6/05
	2006	2007	2008	2009	2010
Gross revenues	$12,215,000	$13,348,000	$14,945,000	$13,470,000	$11,287,000
Profit (loss) on sale of properties	-	-	-	-	(764,000)
Less: Operating expenses (1)	(5,128,000)	(5,407,000)	(5,625,000)	(5,827,000)	(4,847,000)
Interest expense	(4,856,000)	(5,349,000)	(5,394,000)	(4,307,000)	(3,416,000)
Depreciation (2)	-	-	-	-	-
Unrealized gain (loss) (2)	2,038,000	5,361,000	(3,752,000)	(24,415,000)	(3,745,000)

Net income (loss) - GAAP basis (2)	$4,269,000	$7,953,000	$174,000	$(21,079,000)	$(1,485,000)

Taxable income:
From operations	$(61,000)	$82,000	$1,135,000	$453,000	$883,000
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	3,316,000	3,063,000	3,729,000	3,554,000	3,416,000
Cash generated (deficiency) from sales	-	-	-	-	16,066,000
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	3,316,000	3,063,000	3,729,000	3,554,000	19,482,000
Less: Cash distributions to investors
- From operating cash flow	(3,560,000)	(3,559,000)	(3,560,000)	(3,560,000)	(3,503,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	(244,000)	(496,000)	169,000	(6,000)	15,979,000
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(244,000)	$(496,000)	$169,000	$(6,000)	$15,979,000

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(1)	$2	$23	$9	$18
-from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	71	71	71	71	59
- from return of capital	-	-	-	-	10

Total distribution on GAAP basis	$71	$71	$71	$71	$69

Source (on cash basis)
- from sales	$-	$-	$-	$-	$10
- from refinancing	-	-	-	-	-
- from operations	71	71	71	71	59

Total distributions on cash basis	$71	$71	$71	$71	$69

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2010 (4)	100%	100%	100%	100%	88%

(1)	Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3)	Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of all investments held as of December 31, 2010 divided by original total acquisition cost of investments made.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 8/05
	2006	2007	2008	2009	2010
Gross revenues	$10,653,000	$13,149,000	$12,932,000	$12,911,000	$12,920,000
Profit (loss) on sale of properties	-	-	-	-	-
Less: Operating expenses (1)	(5,228,000)	(4,965,000)	(5,210,000)	(5,331,000)	(5,202,000)
Interest expense	(4,342,000)	(5,489,000)	(5,504,000)	(4,873,000)	(4,078,000)
Depreciation (2)	-	-	-	-	-
Unrealized gain (loss) (2)	6,381,000	2,111,000	(444,000)	(8,862,000)	2,242,000

Net income (loss) - GAAP basis (2)	$7,464,000	$4,806,000	$1,774,000	$(6,155,000)	$5,882,000

Taxable income:
From operations	$(879,000)	$225,000	$(246,000)	$211,000	$624,000
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	3,433,000	2,681,000	2,517,000	2,749,000	3,487,000
Cash generated (deficiency) from sales	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	3,433,000	2,681,000	2,517,000	2,749,000	3,487,000
Less: Cash distributions to investors
- From operating cash flow	(3,190,000)	(3,500,000)	(3,500,000)	(3,499,000)	(3,165,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	243,000	(819,000)	(983,000)	(750,000)	322,000
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$243,000	$(819,000)	$(983,000)	$(750,000)	$322,000

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(20)	$5	$(5)	$4	$13
-from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	71	71	71	71	64
- from return of capital	-	-	-	-	-

Total distribution on GAAP basis	$71	$71	$71	$71	$64

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	71	71	71	71	64

Total distributions on cash basis	$71	$71	$71	$71	$64

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2010 (4)	100%	100%	100%	100%	100%

(1)	Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3)	Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of all investments held as of December 31, 2010 divided by original total acquisition cost of investments made.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 5/06
	2006	2007	2008	2009	2010
Gross revenues	$2,526,000	$16,480,000	$16,447,000	$15,353,000	$13,490,000
Profit (loss) on sale of properties	-	-	-	-	-
Less: Operating expenses (1)	(1,503,000)	(7,855,000)	(7,907,000)	(7,875,000)	(7,754,000)
Interest expense	(878,000)	(4,810,000)	(4,824,000)	(4,922,000)	(4,267,000)
Depreciation (2)	-	-	-	-	-
Unrealized gain (loss) (2)	-	4,905,000	(2,756,000)	(18,731,000)	(1,474,000)

Net income (loss) - GAAP basis (2)	$145,000	$8,720,000	$960,000	$(16,175,000)	$(5,000)

Taxable income:
From operations	$97,000	$1,539,000	$1,155,000	$(323,000)	$(1,685,000)
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	855,000	5,816,000	3,876,000	2,803,000	1,155,000
Cash generated (deficiency) from sales	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	855,000	5,816,000	3,876,000	2,803,000	1,155,000
Less: Cash distributions to investors
- From operating cash flow	(640,000)	(3,525,000)	(3,560,000)	(3,560,000)	(1,905,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	215,000	2,291,000	316,000	(757,000)	(750,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$215,000	$2,291,000	$316,000	$(757,000)	$(750,000)

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$11	$31	$23	$(6)	$(34)
-from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	71	38
- from return of capital	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$71	$38

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	70	71	71	71	38

Total distributions on cash basis	$70	$71	$71	$71	$38

Amounts (in percentage terms) remaining in program properties as of December 31, 2010 (4)	100%	100%	100%	100%	100%

(1)	Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3)	Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of all investments held as of December 31, 2010 divided by original total acquisition cost of investments made.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 10/06
	2006	2007	2008	2009	2010
Gross revenues	$354,000	$13,628,000	$14,723,000	$15,662,000	$13,675,000
Profit (loss) on sale of properties	-	-	-	-	-
Less: Operating expenses (1)	(428,000)	(7,653,000)	(8,070,000)	(7,190,000)	(5,452,000)
Interest expense	(122,000)	(4,146,000)	(4,383,000)	(4,385,000)	(4,065,000)
Depreciation (2)	-	-	-	-	-
Unrealized gain (loss) (2)	-	5,327,000	971,000	(1,296,000)	799,000

Net income (loss) - GAAP basis (2)	$(196,000)	$7,156,000	$3,241,000	$2,791,000	$4,957,000

Taxable income:
From operations	$(183,000)	$(207,000)	$123,000	$1,437,000	$1,352,000
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	1,769,000	3,681,000	2,726,000	3,624,000	3,499,000
Cash generated (deficiency) from sales	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	1,769,000	3,681,000	2,726,000	3,624,000	3,499,000
Less: Cash distributions to investors
- From operating cash flow	(100,000)	(3,135,000)	(3,355,000)	(3,420,000)	(3,510,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	1,669,000	546,000	(629,000)	204,000	(11,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$1,669,000	$546,000	$(629,000)	$204,000	$(11,000)

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(127)	$(5)	$3	$30	$28
-from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	71	73
- from return of capital	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$71	$73

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	70	71	71	71	73

Total distributions on cash basis	$70	$71	$71	$71	$73

Amounts (in percentage terms) remaining in program properties as of December 31, 2010 (4)	100%	100%	100%	100%	100%

(1)	Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3)	Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of all investments held as of December 31, 2010 divided by original total acquisition cost of investments made.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 01/07
	2008	2009	2010
Gross revenues	$1,442,000	$10,885,000	$18,118,000
Profit (loss) on sale of properties	-	-	-
Less: Operating expenses(1)	(996,000)	(5,959,000)	(9,999,000)
Interest expense	(608,000)	(1,054,000)	(4,206,000)
Depreciation(2)	-	-	-
Unrealized gain (loss)(2)	(998,000)	(193,000)	6,556,000

Net income (loss) - GAAP basis(2)	$(1,160,000)	$3,679,000	$10,469,000

Taxable income:
From operations	$(491,000)	$3,147,000	$362,000
From gain (loss) on sale	-	-	-
Cash generated (deficiency) from operations	278,000	7,125,000	4,843,000
Cash generated (deficiency) from sales	-	-	-
Cash generated from refinancing	-	-	-

Total cash generated from operations, sales and refinancing	278,000	7,125,000	4,843,000
Less: Cash distributions to investors
- From operating cash flow	(695,000)	(4,630,000)	(4,755,000)
- From sales and refinancing	-	-	-

Cash generated (deficiency) after cash distributions	(417,000)	2,495,000	88,000
Less: Special items (not including sales and refinancing)	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(417,000)	$2,495,000	$88,000

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(50)	$48	$4
-from recapture	-	-	-
Capital gain (loss)	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	71	71	52
- from return of capital	-	-	-

Total distribution on GAAP basis	$71	$71	$52

Source (on cash basis)
- from sales	$-	$-	$-
- from refinancing	-	-	-
- from operations	71	71	52

Total distributions on cash basis	$71	$71	$52

Amounts (in percentage terms) remaining in program properties as of December 31, 2010 (4)	100%	100%	100%

(1)	Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3)	Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of all investments held as of December 31, 2010 divided by original total acquisition cost of investments made.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT I
	2006	2007	2008	2009	2010
Gross revenues	$6,248,000	$100,302,000	$282,641,000	$285,077,000	$255,919,000
Profit (loss) on sale of properties	-	-	-	-	7,657,000
Less: Operating expenses (1)	(3,455,000)	(32,465,000)	(86,767,000)	(106,282,000)	(103,776,000)
Interest expense	(2,826,000)	(33,368,000)	(68,303,000)	(60,931,000)	(59,007,000)
Depreciation	(2,538,000)	(42,916,000)	(97,021,000)	(120,311,000)	(80,673,000)
Loss on derivative instruments	-	(1,524,000)	(303,000)	(8,000)	-
Provision for loan losses	-	-	(104,000,000)	(178,813,000)	(11,046,000)
Impairment charge on real estate	-	-	-	-	(123,453,000)
Other-than-temporary impairment of marketable real estate securities	-	-	(50,079,000)	(5,067,000)	-
Net loss attributable to noncontrolling interest	-	2,773,000	3,205,000	3,369,000	24,027,000

Net income (loss) - GAAP basis	$(2,571,000)	$(7,198,000)	$(120,627,000)	$(182,966,000)	$(90,352,000)

Taxable income:
From operations	$(970,000)	$15,774,000	$66,297,000	$58,360,000	$144,000
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	326,000	43,982,000	115,178,000	99,738,000	53,388,000
Cash generated (deficiency) from sales	-	-	-	-	120,021,000
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	326,000	43,982,000	115,178,000	99,738,000	173,409,000
Less: Cash distributions to investors (2)
- From operating cash flow	(386,000)	(32,162,000)	(104,264,000)	(108,811,000)	(92,648,000)
- From sales and refinancing	-	-	-	-	(3,113,000)
- Other (3)	(900,000)	(700,000)	-	-	-

Cash generated (deficiency) after cash distributions	(960,000)	11,120,000	10,914,000	(9,073,000)	77,648,000
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(960,000)	$11,120,000	$10,914,000	$(9,073,000)	$77,648,000

Tax and Distribution Data per $1,000 Invested (4)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(52)	$34	$44	$33	$-
-from recapture	-	-	-	-	1
Capital gain (loss)	-	-	-	-	2
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	-	36	44	33	2
- from return of capital	69	34	26	28	51

Total distribution on GAAP basis	$69	$70	$70	$61	$53

Source (on cash basis)
- from sales	$-	$-	$-	$-	$2
- from refinancing	-	-	-	-	-
- from other (3)	48	2	-	-	-
- from operations	21	68	70	61	51

Total distributions on cash basis	$69	$70	$70	$61	$53

Amounts (in percentage terms) remaining in program properties as of December 31, 2010 (5)	100%	100%	100%	100%	97%

(1)	Operating expenses include all general and administrative expenses.

(2)	Cash distributions to investors include distributions reinvested.

(3)	Represents advances made by the advisor of KBS REIT I to pay dividends.

(4)	Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(5) Calculated as original total acquisition and origination cost of all investments held as of December 31, 2010 divided by original total acquisition and origination cost of investments made.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT II
	2008	2009	2010
Gross revenues	$14,676,000	$76,033,000	$160,406,000
Profit (loss) on sale of properties	-	119,000	-
Less: Operating expenses (1)	(5,939,000)	(25,464,000)	(73,823,000)
Interest expense	(6,974,000)	(28,105,000)	(19,389,000)
Depreciation	(4,345,000)	(10,164,000)	(61,686,000)

Net income (loss) - GAAP basis	$(2,582,000)	$12,419,000	$5,508,000

Taxable income:
From operations	$442,000	$19,186,000	$49,945,000
From gain (loss) on sale	-	-	-
Cash generated (deficiency) from operations	4,870,000	29,937,000	59,523,000
Cash generated (deficiency) from sales	-	-	87,500,000
Cash generated from refinancing	-	-	-

Total cash generated from operations, sales and refinancing	4,870,000	29,937,000	147,023,000
Less: Cash distributions to investors (2)
- From operating cash flow	(4,941,000)	(41,272,000)	(81,843,000)
- From sales and refinancing	-	-	-
- Other	-	-	-

Cash generated (deficiency) after cash distributions	(71,000)	(11,335,000)	65,180,000
Less: Special items (not including sales and refinancing)	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(71,000)	$(11,335,000)	$65,180,000

Tax and Distribution Data per $1,000 Invested (3)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$6	$30	$40
-from recapture	-	-	-
Capital gain (loss)	-	-	-
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	6	30	40
- from return of capital	-	35	25

Total distribution on GAAP basis	$6	$65	$65

Source (on cash basis)
- from sales	$-	$-	$-
- from refinancing	-	-	-
- from other	-	-	-
- from operations	6	65	65

Total distributions on cash basis	$6	$65	$65

Amounts (in percentage terms) remaining in program properties as of December 31, 2010 (4)	100%	100%	100%

(1)	Operating expenses include all general and administrative expenses.

(2)	Cash distributions to investors include distributions reinvested.

(3)	Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition and origination cost of all investments held as of December 31, 2010 divided by original total acquisition and origination cost of investments made.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table IV summarizes the results of the programs sponsored by a KBS investment advisor that have completed their operations and sold all of their properties during the five years ended December 31, 2010. The programs represented in the table below had investment objectives that were similar to ours.

	Separate	Commingled
	Account 10/97 (1)	Account 6/98 (2)
Dollar amount raised	$153,017,000	$216,650,000

Number of properties purchased/developed	12	37
Date of closing of offering	(1)	(2)
Date of first sale of property	4/00	10/00
Date of final sale of property	2/09	9/10
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss):
- from operations	$325	$208
- from recapture	-	-
Capital (loss) gain	28	(78)
Deferred gain:
Capital	-	-
Ordinary	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	333	71
- from return of capital	1,000	929

Total distribution on GAAP basis	$1,333	$1,000

Source (on cash basis)
- from sales	$897	$598
- from refinancing	-	185
- from operations	436	217

	$1,333	$1,000

(1) This program was a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $153.0 million between October 1997 and January 2000.

(2) This program was a multi-investor, commingled fund that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $216.7 million between June 1998 and June 2000. Although this program sold its final assets in September 2010, it is currently in the process of winding down its operations.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by our sponsors and KBS investment advisors during the three years ended December 31, 2010. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs(2)	Total
Commingled Account 12/96
Interchange Business Center	8/97	6/08	$3,332,649	$-	$-	$-	$3,332,649	$-	$4,452,054	$4,452,054	$1,145,948
Bammel Land NWC & SWC	8/97	7/08	107,166	-	-	-	107,166	-	419,123	419,123	(291,255)
Cornerstone Tower	7/97	8/09	1,981,202	-	-	-	1,981,202	-	7,157,364	7,157,364	2,970,846
Northchase Center	7/97	8/09	5,268,944	-	-	-	5,268,944	-	12,027,649	12,027,649	7,034,179
Penton Media	5/97	8/10	27,971,789	17,675,000	-	-	45,646,789	-	90,303,040	90,303,040	60,082,070
Sugar Land	8/97	10/10	3,588,923	-	-	-	3,588,923	-	14,670,826	14,670,826	7,349,696
Commingled Account 6/98
Mesa Executive Park (Phoenix)	7/98	7/08	$6,899,415	$-	$-	$-	$6,899,415	$-	$12,427,575	$12,427,575	$5,336,154
Camelwest Plaza (Phoenix)	7/98	7/08	9,038,695	-	-	-	9,038,695	-	21,155,705	21,155,705	7,942,093
Scottsdale Financial Center I (Phoenix)	7/98	8/08	18,540,448	-	-	-	18,540,448	-	21,334,261	21,334,261	12,252,184
Paragon Plaza (Phoenix)	7/98	9/08	4,272,563	-	-	-	4,272,563	-	9,389,304	9,389,304	3,629,108
Scottsdale Airpark (Phoenix)	7/98	5/09	7,182,484	-	-	-	7,182,484	-	16,870,431	16,870,431	480,956
616 FM 1960 West	9/98	7/10	3,801,623	2,870,833	-	-	6,672,457	5,071,050	12,533,836	17,604,886	9,263,509
Gateway Tower	6/98	8/10	9,015,101	5,657,565	-	-	14,672,666	-	45,580,699	45,580,699	14,309,232
Promenade Center	9/98	9/10	6,511,973	3,330,711	-	-	9,842,684	7,485,836	23,124,990	30,610,826	15,797,735
Commingled Account 6/99
205 W. Wacker	9/99	7/08	$29,885,478	$-	$-	$-	$29,885,478	$-	$33,542,481	$33,542,481	$12,030,365
265 Davidson	6/99	6/10	806,014	7,807,203	-	-	8,613,217	-	27,163,780	27,163,780	23,802,690
Nagog Office Park	9/99	6/10	(2,819)	12,000,000	-	-	11,997,181	-	52,242,317	52,242,317	56,039,092
Waterpark II & III	9/99	7/10	1,697,635	11,300,000	-	-	12,997,635	-	30,778,809	30,778,809	27,112,757
Baywood Center	11/99	11/10	194,218	6,250,000	-	-	6,444,218	5,311,622	13,860,938	19,172,560	13,986,140
Separate Account 10/97
Cypress Tower	12/97	3/08	$17,001,847	$-	$-	$-	$17,001,847	$-	$18,128,596	$18,128,596	$8,134,592
8866 Gulf Freeway	1/98	2/09	4,557,580	-	-	-	4,557,580	-	8,499,861	8,499,861	4,779,135
8876 Gulf Freeway	1/98	2/09	4,309,917	-	-	-	4,309,917	-	7,909,720	7,909,720	4,620,476
Separate Account 12/98
Carillon Towers	12/98	12/09	$-	$11,773,244	$-	$-	$11,773,244	$-	$37,162,473	$37,162,473	$7,050,013
Separate Account 6/05
Arques Business Park	9/06	3/10	$691,593	$15,374,847	$-	$-	$16,066,440	$10,000,000	$6,830,321	$16,830,321	$(1,935,358)
KBS REIT I (4)
18301 Von Karman (5)	10/09	6/10	$40,556,638	$-	$-	$-	$40,556,638	$-	$61,457,864	$61,457,864	$19,940,449
Southpark Commerce Center II	11/06	10/10	12,493,719	18,000,000	-	-	30,493,719	23,200,000	3,716,172	26,916,172	(4,046,262)
KBS REIT II (6)
Sava CMBS	8/09	11/09	$4,199,332	$-	$-	$-	$4,199,332	$-	$3,958,516	$3,958,516	$7,004

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) See also the table immediately below that sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss).

(2) Acquisition costs include acquisition fees paid to sponsor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.

(3) Does not include any program administration costs not related to the operation of the property.

(4) This table does not include an interest in a mezzanine loan acquired by KBS REIT I on August 27, 2008 that was paid down in full by the borrower of the loan on September 9, 2010, subsequent to the stated maturity date of September 1, 2010. Additionally, this table excludes the sales of condo units related to the Tribeca building. On February 9, 2010, KBS REIT I foreclosed on the Tribeca building, which consisted of 27 unsold condo units and two retail spaces. As of December 31, 2010, REIT I had sold 16 of the 27 units. More information related to this transaction may be found in KBS REIT I’s Annual Reports on Form 10-K filed with the SEC.

(5) During the year ended December 31, 2009, KBS REIT I received a deed-in-lieu of foreclosure in satisfaction of the amounts due under its investment in the 18301 Von Karman Loans. KBS REIT I gained control of the collateral securing these loans, which it subsequently sold in June 2010. The acquisition cost of this property reflects the original acquisition cost of the loan investment.

(6) On November 22, 2010, KBS REIT II originated the One Kendall Square First Mortgage Loan in the amount of $175.0 million and on November 30, 2010, KBS REIT II sold pari-passu participation interest with respect to 50% of the outstanding principal balance at par to an unaffiliated buyer. This table excludes the 50% participation interest KBS REIT II sold.

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss) for properties sold by programs sponsored by KBS investment advisors during the three years ended December 31, 2010.

	Taxable Gain	Capital Gain	Ordinary Gain
Property	(Loss)	(Loss)	(Loss)
Commingled Account 12/96
Interchange Business Center	$166,888	$166,888	$-
Bammel Land NWC & SWC	311,958	311,958	-
Cornerstone Tower	(3,871,483)	(3,871,483)	-
Northchase Center	(4,475,915)	(4,475,915)	-
Penton Media	(21,499,181)	(21,499,181)	-
Sugar Land (Radler)	(6,683,166)	(6,683,166)	-

Commingled Account 6/98
Mesa Executive Park (Phoenix)	$(3,142,272)	$(3,142,272)	$-
Camelwest Plaza (Phoenix)	(7,708,517)	(7,708,517)	-
Scottsdale Financial Center I (Phoenix)	1,623,264	1,623,264	-
Paragon Plaza (Phoenix)	(3,252,219)	(3,252,219)	-
Scottsdale Airpark (Phoenix)	(5,903,988)	(5,903,988)	-
616 FM 1960 West	(6,675,148)	(6,675,148)	-
Gateway Tower	(19,120,859)	(19,120,859)	-
Promenade Center	(13,899,776)	(13,899,776)	-

Commingled Account 6/99
205 W. Wacker	$2,667,925	$2,667,925	-
265 Davidson	(11,664,135)	(11,664,135)	-
Nagog Office Park	(28,381,901)	(28,381,901)	-
Waterpark II & III	(10,608,767)	(10,608,767)	-
Baywood Center	(8,200,477)	(8,200,477)	-

Separate Account 10/97
Cypress Tower	$1,916,097	$1,916,097	$-
8866 Gulf Freeway	(1,880,936)	(1,880,936)	-
8876 Gulf Freeway	(1,657,993)	(1,657,993)	-

Separate Account 12/98
Carillon Towers	$(17,323,788)	$(17,323,788)	$-

Separate Account 6/05
Arques Business Park	$28,532	$28,532	$-

KBS REIT I
18301 Von Karman	$(17,109,794)	$(17,109,794)	$-
Southpark Commerce Center II	3,113,441	3,113,441	-

KBS REIT II
Sava CMBS	$244,352	$244,352	$-